Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-89801, No. 33-28490, No. 33-33693, No. 33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 33-82205, No. 333-48750, No. 333-58026, No. 333-105726, No. 333-134897 and No. 333-118351 on Form S-8 of our report dated April 2, 2009, relating to the consolidated financial statements of Williams-Sonoma, Inc. and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting pronouncement), appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the year ended February 1, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 2, 2009